Exhibit 2.1

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

DOVER CORPORATION

and

APERGY CORPORATION

Dated as of May 9, 2018

i

SCHEDULES

Schedule 1.1(11)(vii)	Specified Apergy Assets
Schedule 1.1(15)	Specified Apergy Contracts
Schedule 1.1(18)	Apergy Financing Arrangements
Schedule 1.1(20)	Apergy Group Entities
Schedule 1.1(22)(i)	Specified Apergy Liabilities
Schedule 1.1(22)(iii)	Apergy Former Businesses
Schedule 1.1(22)(vi)	Apergy Actions
Schedule 1.1(33)	Continuing Arrangements
Schedule 1.1(42)(v)	Specified Dover Assets
Schedule 1.1(50)(i)	Specified Dover Liabilities
Schedule 1.1(50)(iv)(A)	Dover Distribution Disclosure Document Liabilities
Schedule 1.1(54)	Financing Cash Payment
Schedule 1.1(99)	Shared Contracts
Schedule 2.2(a)(i)	Transferred Entities
Schedule 2.4(a)	Intercompany Accounts
Schedule 2.7(a)	Delayed Transfers
Schedule 2.9(c)(i)	Separated Shared Contracts
Schedule 2.9(c)(ii)	Assigned Shared Contracts

Schedule 2.12(a)	Apergy Guarantees
Schedule 2.12(b)	Dover Guarantees
Schedule 3.1	Reorganization
Schedule 5.2(a)(i)	Dover Marks
Schedule 5.2(a)(ii)	Apergy Marks
Schedule 6.2	Dover Excluded Indemnification
Schedule 6.4(c)	Specified Matters
Schedule 6.4(k)	Dover Controlled Matters
Schedule 10.5(a)	Allocation of Certain Expenses Prior to Effective Time
Schedule 10.5(b)	Allocation of Certain Expenses Following the Effective Time
Schedule 10.17	Public Announcements

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Transition Services Agreement

INDEX OF DEFINED TERMS

AAA	2, 61
Action	2
Affiliate	2
Agent	2
Agreement	1, 2
Agreement Disputes	3, 61
Amended Financial Reports	3, 43
Ancillary Agreements	3
Apergy	1, 3
Apergy Accounts	3, 24
Apergy Assets	3
Apergy Balance Sheet	4
Apergy Business	4
Apergy Common Stock	1, 4
Apergy Contracts	4
Apergy Disclosure	5
Apergy Employee	5
Apergy Financing Arrangements	5
Apergy General Liability Policies	5, 64
Apergy Group	5
Apergy Indemnitees	5
Apergy Liabilities	5
Assets	7
Audited Party	9, 43
Business	9
Business Day	9
Business Entity	9
Claims Administration	9
Code	1, 9
Commission	9
Confidential Information	9
Consents	10
Continuing Arrangements	10
Contract	10
Contribution	10
control	2
corporate opportunities	45
Covenant Parties	45
Dispute Notice	10, 61
Distribution	10
Distribution Date	10
Distribution Disclosure Documents	11
Dover	1, 11
Dover Accounts	11, 24

v

Dover Assets	11
Dover Business	12
Dover Common Stock	12
Dover Disclosure	12
Dover Employee	12
Dover Group	12
Dover Indemnitees	12
Dover LCs	12, 33
Dover Liabilities	12
Effective Time	14
Employee Matters Agreement	14
Exchange Act	14
Financing Cash Payment	14
Form 10	14
Form 10-K	14
Former Business	14
GAAP	15
Governmental Approvals	15
Governmental Entity	15
Group	15
Guaranty Release	15, 32
Indebtedness	15
Indemnifiable Loss	16
Indemnifiable Losses	16
Indemnifying Party	16, 48
Indemnitee	16, 48
Indemnity Payment	16, 52
Information	16
Information Statement	16
Insurance Administration	16
Insurance Proceeds	16
Insured Claims	17
Intellectual Property	17
Intercompany Accounts	17
Internal Control Audit and Management Assessments	17, 42
IT Equipment	17
Law	17
Liabilities	18
Liable Party	18, 31
linked	24
New York Courts	18, 71
NYSE	18
Other Parties’ Auditors	18, 42
Other Party	31
Other Party Marks	18, 40
Parties	1

Party	1, 18
Permitted Business	45
Person	18
Policies	18
Pre-Separation Disclosure	19
Prime Rate	19
Privileged Information	19
Record Date	19
Records	19
Reorganization	1, 19
Reorganization Documents	19, 35
Reorganization Step Plan	19, 35
Retained Energy Businesses	19
Rules	20, 61
Security Interest	20
Separation	1, 20
Shared Contracts	20
Shared Contractual Liabilities	20
Software	20
Subsidiary	20
Tax	20
Tax Matters Agreement	20
Tax Return	20
Third Party	20
Third Party Claim	21, 48
Third Party Shared Policies	21
Trademarks	21
Transfer	21, 23
Transfer Documents	21
Transferred Entities	21, 23
Transition Services Agreement	21
Wholly Owned Subsidiary	21

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of May 9, 2018, by and between Dover Corporation, a Delaware corporation (“Dover”), and Apergy Corporation, a Delaware corporation (“Apergy”) (each a “Party” and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 hereof.

R E C I T A L S:

WHEREAS, Dover, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Apergy Business;

WHEREAS, the Board of Directors of Dover has determined that it is appropriate, desirable and in the best interests of Dover and its stockholders to separate Dover into two separate companies: (i) one comprising the Apergy Business, which shall be owned and conducted, directly or indirectly, by Apergy, all of the common stock of which is intended to be distributed to Dover stockholders; and (ii) one comprising the Dover Business, which shall continue to be owned and conducted, directly or indirectly, by Dover;

WHEREAS, in order to effect such separation, the Board of Directors of Dover has determined that it is appropriate, desirable and in the best interests of Dover and its stockholders: (i) for Dover and its Subsidiaries to enter into a series of transactions whereby Dover and its Subsidiaries will be reorganized such that (A) Dover and/or one or more other members of the Dover Group will own all of the Dover Assets and assume (or retain) all of the Dover Liabilities and (B) Apergy and/or one or more other members of the Apergy Group will own all of the Apergy Assets and assume (or retain) all of the Apergy Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Reorganization”); and thereafter (ii) for Dover to cause the Agent to distribute to the holders of Dover Common Stock as of the Record Date on a pro rata basis all of the issued and outstanding shares of common stock, par value $0.01 per share, of Apergy (the “Apergy Common Stock”) (such transactions described in clauses (i) and (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Separation”);

WHEREAS, Apergy has been incorporated for this purpose and has not engaged in activities prior to the date hereof except in preparation for its corporate reorganization (including activities with respect to the Apergy Financing Arrangements) and the distribution of its stock;

WHEREAS, Dover and Apergy have determined that it is necessary and desirable, at or prior to the Effective Time, to allocate, transfer or assign the Apergy Assets and Apergy Liabilities to the Apergy Group, and to allocate, transfer or assign the Dover Assets and Dover Liabilities to the Dover Group;

WHEREAS, the Parties intend that the Distribution, together with certain related transactions, generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), that other transactions connected with the Separation will also qualify as tax-free for U.S. federal income tax purposes under applicable provisions of the Code and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions; and

WHEREAS, the Parties intend in this Agreement to set forth the principal arrangements between them with respect to the Separation and Distribution and that certain other agreements will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following capitalized terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 8.2.

(2) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any kind by or before any Governmental Entity or any arbitration or mediation tribunal.

(3) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition and the definition of “Subsidiary”, “control” (including the correlative meanings “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. From and after the Effective Time, and for purposes of this Agreement and the Ancillary Agreements, no Party or member of its Group shall be deemed to be an Affiliate of the other Party or such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Dover or Dover’s stockholders prior to, or in the case of Dover’s stockholders, after, the Effective Time.

(4) “Agent” shall mean the distribution agent to be appointed by Dover to distribute to the stockholders of Dover all of the outstanding shares of Apergy Common Stock pursuant to the Distribution.

(5) “Agreement” shall have the meaning set forth in the preamble hereof.

(6) “Agreement Disputes” shall have the meaning set forth in Section 8.1(a).

(7) “Amended Financial Reports” shall have the meaning set forth in Section 5.3(b).

(8) “Ancillary Agreements” shall mean all of the written Contracts or other arrangements (other than this Agreement and other than any Contract to which a Third Party is a party) entered into by any member of the Dover Group, on the one hand, and any member of the Apergy Group, on the other hand, in connection with the Separation, the Distribution or the other transactions contemplated hereby, including the Transfer Documents, the Reorganization Documents, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement and the Continuing Arrangements.

(9) “Apergy” shall have the meaning set forth in the preamble hereto.

(10) “Apergy Accounts” shall have the meaning set forth in Section 2.5(a).

(11) “Apergy Assets” shall mean only the following Assets (without duplication):

(i) the ownership interests (to the extent held by Dover, Apergy or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Apergy Group;

(ii) all Apergy Contracts and any rights or claims (whether accrued or contingent) of Dover, Apergy, or any of their respective Affiliates, arising thereunder (including, for the avoidance of doubt, any third party beneficiary rights to which Apergy or any of its respective Affiliates shall be entitled with respect to any restrictive covenants);

(iii) all Assets owned, leased or held by Dover, Apergy, or any of their respective Affiliates immediately prior to the Effective Time that are used exclusively or held for use exclusively in the Apergy Business, including inventory, accounts receivable, goodwill, and all Assets reflected on the Apergy Balance Sheet, or the accounting records supporting such balance sheet (including accounts receivable outstanding as of the Distribution Date but excluding cash and cash equivalents, the allocation of which shall be governed by Section 2.5) and any Assets acquired by or for the Apergy Business subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of any of the foregoing Assets subsequent to the date of such balance sheet;

(iv) subject to Article IX, any rights of any member of the Apergy Group under any Third Party Shared Policies to the extent related to the Apergy Business;

(v) all Apergy Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time, after giving effect to any withdrawal by, or other distribution of cash to, Dover or any member of the Dover Group which may occur at or prior to the Effective Time;

(vi) the portion of any Shared Contract that relates to the Apergy Business; and

(vii) the Assets listed or described on Schedule 1.1(11)(vii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Apergy Group.

Notwithstanding the foregoing, the Apergy Assets shall in no event include:

(A) the Assets listed or described on Schedule 1.1(42)(v); or

(B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, transferred or assigned to, any member of the Dover Group.

(12) “Apergy Balance Sheet” shall mean the balance sheet of the Apergy Business, as of December 31, 2017 that is included in the Information Statement; provided that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Apergy or any member of the Apergy Group or vice versa in connection with the Separation and Reorganization and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the Apergy Balance Sheet, as the case may be.

(13) “Apergy Business” shall mean:

(i) the businesses and operations of those portions of Dover’s upstream energy businesses within its Energy segment (but, for the avoidance of doubt, excluding the Retained Energy Businesses) conducted by the Apergy Group as of the Distribution Date, as such businesses and operations are further described in the Information Statement; and

(ii) the businesses and operations of Business Entities acquired or established by or for any member of the Apergy Group after the Effective Time.

(14) “Apergy Common Stock” shall have the meaning set forth in the recitals hereto.

(15) “Apergy Contracts” shall mean the following Contracts to which any Party or any of its Subsidiaries or Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated not to be transferred or assigned by any member of the Dover Group to any member of the Apergy Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract that relates exclusively to the Apergy Business;

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Apergy Group; and

(iii) the Contracts listed or described on Schedule 1.1(15).

(16) “Apergy Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Apergy Group, in each case, on or after the Distribution Date by or on behalf of any member of the Apergy Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(17) “Apergy Employee” shall have the meaning set forth in the Employee Matters Agreement.

(18) “Apergy Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(18).

(19) “Apergy General Liability Policies” shall have the meaning set forth in Section 9.1.

(20) “Apergy Group” shall mean Apergy and each Person identified on Schedule 1.1(20), and each Person who is or becomes an Affiliate of Apergy at or after the Effective Time.

(21) “Apergy Indemnitees” shall mean each member of the Apergy Group and each of their respective Affiliates from and after the Effective Time, and each of their respective current and former directors, officers, managers, employees and agents (in each case, in their respective capacities as such) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing.

(22) “Apergy Liabilities” shall mean all of the following Liabilities of either Party or any of its Subsidiaries:

(i) the Liabilities listed or described on Schedule 1.1(22)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Apergy Group;

(ii) any and all Liabilities of Dover, Apergy, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the Apergy Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Dover, Apergy, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Apergy Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Apergy or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Apergy Assets (other than Liabilities arising under Shared Contracts to the extent such Liabilities are allocated to the Dover Group under Section 2.9(a)), whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Former Business formerly owned or managed by, or associated with any member of the Apergy Group or any of the Apergy Business (including those Former Businesses listed and described on Schedule 1.1(22)(iii));

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) the Distribution Disclosure Documents, except to the extent specifically enumerated as a Dover Liability on Schedule 1.1(50)(iv)(A);

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to the Apergy Business; and

(C) any Apergy Disclosure;

(v) any and all Liabilities to the extent relating to, arising out of or resulting from (x) the Apergy Financing Arrangements or (y) any other Indebtedness of any member of the Apergy Group (whether incurred prior to, on or after the Effective Time);

(vi) any and all Liabilities relating to, resulting from, or arising out of any Action (x) listed or described on Schedule 1.1(22)(vi) or (y) to the extent such Action relates to, results from, or arises out of the Apergy Business, the Apergy Assets or the other Apergy Liabilities;

(vii) any and all Liabilities of the guarantor under the guarantees and obligations of the obligor under letters of credit listed or described on Schedule 2.12(b);

(viii) all Liabilities reflected as Liabilities or obligations on the Apergy Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Apergy Balance Sheet; it being understood that (x) the Apergy Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Apergy Liabilities pursuant to this subclause (viii); and (y) the amounts set forth on the Apergy Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Apergy Liabilities pursuant to this subclause (viii);

(ix) any and all obligations of an insured Person under each Third Party Shared Policy to the extent related to or arising out of the Apergy Business; and

(x) any and all Liabilities of any Business Entity that, following the Distribution, will be owned, directly or indirectly, by Apergy, except for those Liabilities retained or assumed by a member of the Dover Group pursuant to the Reorganization Documents.

Notwithstanding the foregoing, the Apergy Liabilities shall in no event include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Dover Group, including any Liabilities set forth on Schedule 1.1(50)(i), or for which any member of the Dover Group is liable pursuant to this Agreement or such Ancillary Agreement.

(23) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all apparatus, IT Equipment, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials, components, works-in-process and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights, benefits or claims (whether accrued or contingent) arising under any Contracts;

(vii) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products, and other contracts, agreements or commitments;

(viii) all deposits, letters of credit and performance and surety bonds;

(ix) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses (including those prepared by consultants and other Third Parties);

(x) all Intellectual Property;

(xi) all Software;

(xii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xiii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiv) all claims or rights against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent, including claims or rights against any Person arising from the ownership of any asset, including, to the extent transferrable, all rights against Third Parties with respect to indemnification;

(xv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xvi) all licenses, permits, franchises, concessions, certificates, consents, exemptions, approvals, variances, registrations and authorizations which have been issued by any Governmental Entity;

(xvii) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xviii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

Except as otherwise specifically set forth herein, in the Tax Matters Agreement, the Employee Matters Agreement or another Ancillary Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement or the Employee Matters Agreement, and, therefore, any Tax assets shall not be treated as Assets.

(24) “Audited Party” shall have the meaning set forth in Section 5.3(a)(2).

(25) “Business” shall mean the Apergy Business or the Dover Business, as applicable.

(26) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(27) “Business Entity” shall mean any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States).

(28) “Claims Administration” shall mean the administration of claims made under the Third Party Shared Policies, including the reporting of losses or claims to the unaffiliated, Third Party insurance carriers that issued the Third Party Shared Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.

(29) “Code” shall have the meaning set forth in the recitals hereto.

(30) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

(31) “Confidential Information” shall mean non-public, confidential or proprietary business, operations or other Information, data or material to the extent concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by a Party or its Affiliates to the other Party or its Affiliates, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.2 or Section 7.3 or any other provision of this Agreement or any Ancillary Agreement, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product; product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (b) information, documents and materials relating to such Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Affiliates or (ii) lawfully acquired after the Effective Time from other sources by such Party or its Affiliates to which it was furnished; provided, however, that in the case of clause (ii) to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

(32) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(33) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(33) and such other commercial arrangements between one or more members of the Dover Group, on the one hand, and one or more members of the Apergy Group, on the other hand, that are expressly intended in this Agreement or any Ancillary Agreement to survive and continue following the Effective Time.

(34) “Contract” shall mean any contract, obligation, indenture, instrument, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law (including any restrictive covenants contained therein), but excluding this Agreement and any Ancillary Agreement except as otherwise expressly provided in this Agreement or any Ancillary Agreement.

(35) “Contribution” shall mean the contribution of certain Apergy Assets and members of the Apergy Group to Apergy in exchange for Apergy Common Stock and the assumption of certain Apergy Liabilities.

(36) “Dispute Notice” shall have the meaning set forth in Section 8.1(a).

(37) “Distribution” shall mean the distribution by Dover of all of the issued and outstanding shares of Apergy Common Stock to holders of record of shares of Dover Common Stock as of the Record Date on the basis of one share of Apergy Common Stock for every two issued and outstanding shares of Dover Common Stock.

(38) “Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Board of Directors of Dover in its sole discretion.

(39) “Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Apergy’s employee benefit plans, in each case as filed or furnished by Apergy with the Commission in connection with the Distribution and including any amendments or supplements thereto.

(40) “Dover” shall have the meaning set forth in the preamble hereof.

(41) “Dover Accounts” shall have the meaning set forth in Section 2.5(a).

(42) “Dover Assets” shall mean (without duplication) any and all Assets of the Parties or their respective Affiliates as of the Effective Time that are not Apergy Assets, and any and all Assets that are acquired or otherwise become Assets of any member the Dover Group after the Effective Time, which shall include, without limiting the generality of the foregoing, the following:

(i) the ownership interests (to the extent held by Dover, Apergy or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Dover Group;

(ii) all Contracts to which Dover, Apergy or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Dover, Apergy, or any of their respective Affiliates arising thereunder, in each case, other than the Apergy Contracts;

(iii) subject to Article IX, any and all rights of any member of the Dover Group under any Third Party Shared Policies to the extent related to the Dover Business;

(iv) any and all work papers of Dover’s auditors and any Tax records (including accounting records) of any member of the Dover Group (which will be addressed in the Tax Matters Agreement);

(v) the Assets listed or described on Schedule 1.1(42)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Dover Group;

(vi) all Dover Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time, including the Financing Cash Payment, and any cash or cash equivalents withdrawn from Apergy Accounts in accordance with Section 2.5(e); and

(vii) any collateral securing any Dover Liability immediately prior to the Effective Time.

(43) “Dover Business” shall mean:

(i) all businesses, operations and activities conducted at any point in time by the members of the Dover Group and conducted prior to the Effective Time by the members of the Apergy Group (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued), including for the avoidance of doubt (x) the Retained Energy Businesses and (y) the businesses, operations and activities of the Engineered Systems, Fluids and Refrigeration & Food Equipment operating segments, as described in Dover’s Form 10-K, in each case, other than the Apergy Business; and

(ii) the businesses, operations and activities of Business Entities acquired or established by or for any member of the Dover Group after the Effective Time.

(44) “Dover Common Stock” shall mean the issued and outstanding shares of common stock, par value $1.00 per share, of Dover.

(45) “Dover Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Dover Group, in each case, on or after the Effective Time by or on behalf of any member of the Dover Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(46) “Dover Employee” shall have the meaning set forth in the Employee Matters Agreement.

(47) “Dover Group” shall mean (i) Dover and each of its Subsidiaries immediately following the Effective Time and (ii) each other Person who is or becomes an Affiliate of Dover at or after the Effective Time, in each case, for the avoidance of doubt, other than the members of the Apergy Group.

(48) “Dover Indemnitees” shall mean each member of the Dover Group and each of their respective Affiliates from and after the Effective Time, and each of their respective current and former directors, officers, managers, employees and agents (in each case, in their respective capacities as such) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except the Apergy Indemnitees.

(49) “Dover LCs” shall have the meaning set forth in Section 2.12(e).

(50) “Dover Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(50)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Dover Group;

(ii) any and all Liabilities of Dover, Apergy, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the Dover Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Dover, Apergy, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Dover Business);

(B) the operation or conduct of any business conducted by any member of the Dover Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Dover or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Dover Business); or

(C) any Dover Assets (other than Liabilities arising under Shared Contracts to the extent such Liabilities are allocated to the Apergy Group under Section 2.9(a)), whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Former Business formerly owned or managed by, or associated with, any member of the Dover Group or any of the Dover Businesses, other than those Former Businesses described on Schedule 1.1(22)(iii);

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) a material misstatement or omission contained in the sections of the Distribution Disclosure Documents described in Schedule 1.1(50)(iv)(A) hereto;

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to the Dover Business; and

(C) any Dover Disclosure;

(v) any and all Liabilities to the extent relating to, arising out of or resulting from any Indebtedness of any member of the Dover Group (whether incurred prior to, on or after the Effective Time), other than any Indebtedness relating to the Apergy Financing Arrangements;

(vi) any and all Liabilities relating to, arising out of or resulting from any Action to the extent such Action relates to, results from, or arises out of, the Dover Business, the Dover Assets or any of the other Dover Liabilities;

(vii) any and all Liabilities of the guarantor under the guarantees and obligations of the obligor under letters of credit listed or described on Schedule 2.12(a); and

(viii) any and all obligations of an insured Person under each Third Party Shared Policy to the extent related to or arising out of the Dover Business.

Notwithstanding the foregoing, the Dover Liabilities shall in no event include any Liabilities (including Liabilities under Apergy Contracts and Apergy Liabilities) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Apergy Group, including any Liabilities set forth on Schedule 1.1(22)(i), or for which any member of the Apergy Group is liable pursuant to this Agreement or such Ancillary Agreement.

(51) “Effective Time” shall mean the time at which the Distribution is effective on the Distribution Date.

(52) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Dover and Apergy, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(53) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(54) “Financing Cash Payment” shall mean the cash payment made from Apergy to Dover in connection with the Apergy Financing Arrangements as further described on Schedule 1.1(54).

(55) “Form 10” shall mean the registration statement on Form 10 filed by Apergy with the Commission to effect the registration of the Apergy Common Stock pursuant to the Exchange Act in connection with the Distribution and all amendments or supplements thereto.

(56) “Form 10-K” shall mean the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by Dover and all amendments thereto.

(57) “Former Business” shall mean any Business Entity, division, real estate, facility, material Asset, business unit or business, including any business within the definition of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(58) “GAAP” shall mean United States generally accepted accounting principles.

(59) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with or submitted to, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(60) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

(61) “Group” shall mean either the Apergy Group or the Dover Group, as the context requires.

(62) “Guaranty Release” shall have the meaning set forth in Section 2.12(b).

(63) “Indebtedness” shall mean (i) any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by notes, debentures, bonds or other debt securities or similar instruments, (ii) obligations as lessee under capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term (provided, however, that for purposes of determining the amount of Indebtedness with respect to this clause (ii), no effect shall be given to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) to the extent such adoption would require treating any lease (or similar arrangement) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect as of the date hereof), (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, or other similar agreement designed to protect such Person against fluctuations in interest rates or other hedging arrangements, (v) all liabilities under any surety and performance bonds, letters of credit, bankers acceptances or similar arrangements, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all principal, prepayment and redemption premiums and penalties (if any), interest, fees, expenses, and other monetary obligations owed with respect to indebtedness described in the foregoing clauses (i) through (vii) above and (viii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i) through (vii) above.

(64) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including costs and expenses provided for in Section 10.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(65) “Indemnifying Party” shall have the meaning set forth in Section 6.4(b).

(66) “Indemnitee” shall have the meaning set forth in Section 6.4(b).

(67) “Indemnity Payment” shall have the meaning set forth in Section 6.7(a).

(68) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(69) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 sent to the holders of shares of Dover Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(70) “Insurance Administration” shall mean, with respect to each Third Party Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such Third Party Shared Policy, (ii) discussions or negotiations with Third Party insurers and the control of any Actions relating to such Third Party Shared Policy, (iii) the reporting to excess insurance carriers of any losses or claims that may cause the per-occurrence, per claim or aggregate limits of such Third Party Shared Policy to be exceeded, (iv) the reporting to the relevant unaffiliated Third Party insurer that issues such Third Party Shared Policy of any losses or claims which may be covered by such Third Party Shared Policy and (v) the distribution of Insurance Proceeds related to such Third Party Shared Policy, subject to the terms of Article IX.

(71) “Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated Third Party insurer under any Third Party Shared Policy, or (ii) paid by such Third Party insurer on behalf of an insured under any Third Party Shared Policy, in either case net of any costs or expenses incurred in the collection thereof to the extent such adjustment is demonstrably related to such proceeds and net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) deductibles, retentions, or costs of reserve paid or held by or for the benefit of such insured.

(72) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility, exhaustion of limits, or retrospectively-rated premium adjustments.

(73) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(74) “Intercompany Accounts” shall mean any receivable, payable, loan or other intercompany balance (including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system) between any member of the Dover Group, on the one hand, and any member of the Apergy Group, on the other hand, that is reflected in the Records of the relevant members of the Dover Group and the Apergy Group, except for any such receivable, payable, loan or intercompany balance that arises pursuant to this Agreement, any Ancillary Agreement or any Continuing Arrangement.

(75) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.3(a)(1).

(76) “IT Equipment” shall mean all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunication assets, and other information technology-related equipment.

(77) “Law” shall mean any applicable United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(78) “Liabilities” shall mean all obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, reserved or unreserved, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, determined or determinable, whenever and however arising, including those arising under or in connection with any Law or other pronouncements of Governmental Entities having the effect of Law, Actions, threatened Actions, order or consent decree of any Governmental Entity or any award of any arbitration tribunal, and those arising under any Contract, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, and whether or not the same would be required by GAAP and accounting policies to be reflected in financial statements or disclosed in the notes thereto. Except as otherwise specifically set forth herein, in the Tax Matters Agreement, the Employee Matters Agreement or other Ancillary Agreement, as applicable, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement or the Employee Matters Agreement, as applicable, and, therefore, Taxes shall not be treated as Liabilities.

(79) “Liable Party” shall have the meaning set forth in Section 2.11(b).

(80) “New York Courts” shall have the meaning set forth in Section 10.19.

(81) “NYSE” shall mean the New York Stock Exchange.

(82) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(a)(2).

(83) “Other Party Marks” shall have the meaning set forth in Section 5.2(a).

(84) “Party” shall have the meaning set forth in the preamble hereof.

(85) “Person” shall mean any (i) individual, (ii) Business Entity or Governmental Entity.

(86) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, commercial general liability policies, punitive damages liability, cyber liability, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, terrorism, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(87) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that Dover, Apergy, or any of their respective Affiliates filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of Dover or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(88) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) from time to time as its prime lending rate, as in effect from time to time.

(89) “Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have a privilege, including the attorney-client, attorney work product privileges, the tax practitioner privilege and any privilege relating to internal evaluation processes.

(90) “Record Date” shall mean the date to be determined by the Board of Directors of Dover in its sole discretion as the record date for the Distribution.

(91) “Records” shall mean any Contracts, documents, corporate, operational, accounting and other books and records, files, data, correspondence, studies, surveys, reports and other data (in each case whether in written or electronic format), including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, customer lists, supplier lists, sales materials, and reports, health, environmental and safety information and records, Third Party licenses, accounting and financial records, promotional materials, operational records, technical records, reserve estimates and economic estimates; production and processing records, division order, lease and files, accounting files and Tax records (other than income Tax).

(92) “Reorganization” shall have the meaning set forth in the recitals hereto.

(93) “Reorganization Documents” shall have the meaning set forth in Section 3.1.

(94) “Reorganization Step Plan” shall have the meaning set forth in Section 3.1.

(95) “Retained Energy Businesses” shall mean all businesses, operations and activities of the Bearings and Compression and Tulsa Winch Group (TWG) businesses as well as any businesses, operations and activities of the Energy operating segment (as described in Dover’s Form 10-K) of Dover as of the Distribution Date that are not conducted by the Apergy Group as of the Distribution Date (but immediately after giving effect to the Distribution).

(96) “Rules” shall have the meaning set forth in Section 8.2.

(97) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(98) “Separation” shall have the meaning set forth in the recitals hereto.

(99) “Shared Contracts” shall mean (i) the Contracts listed on Schedule 1.1(99) and (ii) the Contracts entered into prior to the Effective Time to which either Party or any of its respective Subsidiaries and one or more Third Parties are a party that inures to the benefit or burden of both the Apergy Business and the Dover Business.

(100) “Shared Contractual Liabilities” shall mean Liabilities in respect of Shared Contracts.

(101) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

(102) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Business Entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(103) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(104) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Dover and Apergy, dated as of the date hereof, and substantially in the form attached as Exhibit B hereto.

(105) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(106) “Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.

(107) “Third Party Claim” shall have the meaning set forth in Section 6.4(b).

(108) “Third Party Shared Policies” shall mean all Policies, whether or not in force at the Effective Time, issued by unaffiliated Third Party insurers to Dover, Apergy, or any of their respective Affiliates, which cover risks that relate to both the Dover Business and the Apergy Business.

(109) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, whether registered or unregistered, together with the goodwill symbolized by any of the foregoing.

(110) “Transfer” shall have the meaning set forth in Section 2.2(a)(i).

(111) “Transfer Documents” shall mean, collectively, the various Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Reorganization Step Plan), or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as Dover shall determine in its sole discretion.

(112) “Transferred Entities” shall have the meaning set forth in Section 2.2(a)(i).

(113) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Dover and Apergy, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto.

(114) “Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non-voting preferred stock) in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(iv) the words “written request” when used in this Agreement shall include email;

(v) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein; and

(vi) as described in Section 10.1, to the extent that the terms and conditions of any Schedule hereto conflict with the express terms of the body of this Agreement or any Ancillary Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.

Section 1.3 Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4 Other Matters. As described in more detail in, but subject to the terms and conditions of, Section 10.1 and Section 10.2, the Tax Matters Agreement, the Employee Matters Agreement and the Transition Services Agreement will govern Dover’s and Apergy’s respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Ancillary Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Distribution, the Parties shall complete the Reorganization such that immediately following the consummation of such reorganization, subject to Section 2.7 and the provisions of any Ancillary Agreement, (i) all of Dover’s and its Subsidiaries’ right, title and interest in and to the Apergy Assets will be owned or held by a member or members of the Apergy Group, the Apergy Business will be conducted by the members of the Apergy Group and the Apergy Liabilities will be assumed directly or indirectly by (or retained by) a member of the Apergy Group; and (ii) all of Dover’s and its Subsidiaries’ right, title and interest in and to the Dover Assets will be owned or held by a member or members of the Dover Group, the Dover Business will be conducted by the members of the

Dover Group and the Dover Liabilities will be assumed directly or indirectly by (or retained by) a member of the Dover Group, except for such steps (if any) as Dover in its sole discretion shall have determined need not be completed or may be completed after the consummation of the Distribution; provided, however, that any such determination shall not limit the Parties’ respective obligations under Section 2.2 or Section 2.3. Further, it is the intent of the Parties that the assumption by Apergy of Apergy Liabilities is made in connection with the Separation, including the transfer of the Apergy Assets to Apergy in the Reorganization.

Section 2.2 Transfer of Assets.

(a) At or prior to the Effective Time and to the extent not already completed (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.7):

(i) Dover shall, and hereby does, on behalf of itself and the other members of the Dover Group, as applicable, transfer, contribute, assign, distribute, convey and/or deliver or cause to be transferred, contributed, assigned, distributed, conveyed and/or delivered (“Transfer”), to Apergy or another member of the Apergy Group, and Apergy or such other member of the Apergy Group shall and hereby does accept from Dover and the applicable members of the Dover Group, all of Dover’s and the other members of the Dover Group’s respective direct or indirect right, title and interest in and to the Apergy Assets, including all of the outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 2.2(a)(i) (the “Transferred Entities”) (it being understood that if any Apergy Asset shall be held by a Subsidiary of a Transferred Entity, such Apergy Asset may be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity to Apergy or another member of the Apergy Group); and

(ii) Apergy shall and hereby does, on behalf of itself and the other members of the Apergy Group, as applicable, Transfer to Dover or another member of the Dover Group, and Dover or such other member of the Dover Group shall and hereby does accept from Apergy and the applicable members of the Apergy Group, all of Apergy’s and the other members of the Apergy Group’s respective direct or indirect right, title and interest in and to the Dover Assets held by Apergy or a member of the Apergy Group.

(b) Unless otherwise agreed to by the Parties, each of Dover and Apergy, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be transferred pursuant to Section 2.2(a) or Section 2.7.

Section 2.3 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, from and after the Effective Time, (a) Dover shall, or shall cause another member of the Dover Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the Dover Liabilities and (b) Apergy shall, or shall cause another member of the Apergy Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the Apergy Liabilities, in each case regardless of (i)

when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud, misrepresentation or any other cause by any member of the Dover Group or the Apergy Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (iv) which entity is named in any Action associated with any Liability and (v) whether the facts on which they are based occurred prior to, on or after the date hereof.

Section 2.4 Intercompany Accounts.

(a) Each Intercompany Account (other than those set forth on Schedule 2.4(a)) which exists and is reflected immediately prior to the Effective Time in any general ledger account or other Records of Dover, Apergy or any of their respective Affiliates, shall be satisfied and/or settled by the relevant members of the Dover Group and the Apergy Group no later than the Effective Time by (i) forgiveness by the relevant obligee, (ii) one or a related series of distributions of and/or contributions to capital, (iii) payment by the relevant obligor to the relevant obligee, or (iv) dividends or a combination of the foregoing, in each case as determined by Dover.

(b) With respect to any Intercompany Account that is set forth on Schedule 2.4(a) and any other Intercompany Account that is not satisfied or settled as described in Section 2.4(a) for any reason, such Intercompany Account shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a Third Party and shall no longer be an Intercompany Account.

Section 2.5 Bank Accounts; Cash Balances.

(a) The Parties agree to take, or to cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Dover may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Apergy or any other member of the Apergy Group (the “Apergy Accounts”) so that such Apergy Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Dover or any other member of the Dover Group (the “Dover Accounts”) are de-linked from the Dover Accounts. From and after the Effective Time, no Dover Employee shall have any authority to access or control any Apergy Account, except as provided for through the Transition Services Agreement.

(b) The Parties agree to take, or to cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Dover may determine), all actions necessary to amend all Contracts governing the Dover Accounts so that such Dover Accounts, if currently linked to an Apergy Account, are de-linked from the Apergy Accounts. From and after the Effective Time, no Apergy Employee shall have any authority to access or control any Dover Account, except as provided for through the Transition Services Agreement.

(c) With respect to any outstanding checks issued by Dover, Apergy, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Group owning the account on which the check is drawn.

(d) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto. Each Party shall maintain an accounting of any such payments and reimbursements, and, promptly following the end of each month, the Parties shall effect a reconciliation with respect to such month, whereby all such payments and reimbursements received by each Party are calculated and the net amount owed to Apergy or Dover, as applicable, shall be promptly paid over with right of set-off.

(e) Except as otherwise provided in the Tax Matters Agreement, notwithstanding anything to the contrary contained herein, the Parties agree that, prior to the Effective Time, Dover or any other member of the Dover Group may (i) withdraw any and all cash or cash equivalents from the Apergy Accounts for the benefit of Dover or any other member of the Dover Group and (ii) use, retain or otherwise dispose of all cash generated by the Apergy Business and the Apergy Assets in accordance with the ordinary course operation of Dover’s cash management systems, and any such cash or cash equivalents so withdrawn, used, retained or otherwise disposed of pursuant to clauses (i) or (ii) above shall be a Dover Asset.

Section 2.6 Limitation of Liability; Termination of Intercompany Agreements.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in the Distribution Disclosure Documents, any Liability for which shall be governed by Section 2.3) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 2.4, Section 2.12, Article VI or as set forth in subsection (c) below, no Party or any member of such Party’s Group shall have any Liability to the other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, course of dealing or understanding, whether or not in writing, entered into or existing at or prior to the Effective Time between such Party or such member of such Party’s Group, on the one hand, and the other Party or any member of such other Party’s Group, on the other hand, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, courses of dealing or understandings between it or any members in its Group, on the one hand, and the other Party or any members of such other Party’s Group, on the other hand, effective as of immediately prior to the Effective Time, and any such

Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, course of dealing or understanding (including any provision thereof which purports to survive such termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to effect the foregoing.

(c) The provisions of Section 2.6(b) shall not apply to any of the following Contracts, courses of dealing or understandings (or to any of the provisions thereof):

(i) this Agreement, the Ancillary Agreements, the Reorganization Documents, the Continuing Arrangements and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby;

(ii) any Intercompany Accounts listed or described on Schedule 2.4(a);

(iii) any Contracts, courses of dealing or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, courses of dealing or understandings constitute Dover Assets, Apergy Assets, Dover Liabilities, or Apergy Liabilities, such Contracts, courses of dealing or understandings shall be assigned or retained pursuant to Article II); and

(iv) any Contracts, courses of dealing or understandings to which any non-Wholly Owned Subsidiary of Dover or Apergy is a party.

(d) If any Contract, course of dealing or understanding is terminated pursuant to Section 2.6(b) and, but for the mistake or oversight of either Party, would have been listed on Schedule 1.1(33) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Effective Time, then, at the request of such affected Party made within 12 months following the Effective Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, course of dealing or understanding should continue following the Effective Time; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, course of dealing or understanding.

Section 2.7 Transfers Not Effected At or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time (including any matters set forth on Schedule 2.7(a)), the Parties shall cooperate and use commercially reasonable efforts to effect such Transfers or assumptions as promptly following the Effective Time as shall be reasonably practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II; provided further that except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between the Parties, neither Dover nor Apergy shall be obligated to contribute material capital or pay any material consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Consents or Governmental Approvals. In the event that any such Transfer of Assets or assumption of Liabilities has not been consummated as of the Effective Time, then from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability; provided that in the event that any such Transfer of Assets or assumption of Liabilities is not able to be completed within 18 months following the Effective Time, the Parties shall cooperate and use commercially reasonable efforts to determine the appropriate treatment (including potential disposition) of such Asset or Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.9) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.10 and Section 2.11, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as is reasonably practicable and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party assuming such Liability in order to place such Party, insofar as is reasonably practicable and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the Dover Group or the Apergy Group, as the case may be, entitled to the receipt of such Asset or required to assume such Liability pursuant to this Article II. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.11(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b) If and when all Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the Parties shall cause the Transfer, assumption or novation of the applicable Asset or Liability to be effected without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.3) and/or the applicable Ancillary Agreement as promptly as reasonably practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions, and such Transfer, assumption or novation shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.7(a) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed, by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) From the Effective Time until the two year anniversary of this Agreement, if either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or Subsidiary was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be an Apergy Asset or Dover Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to and consistent with this Agreement, including with respect to assumption of associated Liabilities. In connection with such Transfer, the receiving party shall assume all Liabilities related to such Asset.

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate solely to the business of the receiving Party, the receiving party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6. The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

Section 2.8 Transfer Documents. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, at or prior to the Effective Time, or after the Effective Time with respect to Section 2.7, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the Transfer of real property with quit claim deeds, as may be appropriate.

Section 2.9 Shared Contracts.

(a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the Parties as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;

(ii) second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated among both Parties and their respective Groups based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract.

(b) Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if Dover or any member of the Dover Group, on the one hand, or Apergy or any member of the Apergy Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, Dover, on the one hand, or Apergy, on the other hand, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, transfer or otherwise afford such benefit or payment to the other Party.

(c) Notwithstanding anything to the contrary herein, the Parties have determined that it is advisable that certain Shared Contracts, or portions thereof, will be separated or assigned to a member of the Dover Group or Apergy Group, as applicable. The Parties shall use their commercially reasonable efforts to separate the Shared Contracts which are identified on Schedule 2.9(c)(i) into separate Contracts between the appropriate Third Party and either Apergy or a member of the Apergy Group or Dover or a member of the Dover Group. Dover or a member of the Dover Group will use commercially reasonable efforts to assign the rights and obligations, but only to the extent relating to the Apergy Business, under the Shared Contracts which are identified on Schedule 2.9(c)(ii) to Apergy or a member of the Apergy Group. The Parties agree to cooperate and provide reasonable assistance prior to the Effective Time and for a period of six months following the Effective Time (with no obligation on the part of either Party to pay any costs or fees with respect to such assistance) in effecting the separation or assignment of such Shared Contracts as described above.

Section 2.10 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.7, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.7, 10.5(b), and 10.5(c)), from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title or other Contracts, to make all filings, to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party (except as provided in Sections 2.7, 10.5(b), and 10.5(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and rights as possessed by the Transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is reasonably practicable to do so.

(c) From and after the Effective Time, with respect to any Action where any Party hereto (or any member of such Party’s Group) is a defendant, when and if requested by such Party, the other Party shall, unless such other Party reasonably determines that doing so would unduly burden or prejudice such other Party’s position with respect to such Action, petition the applicable court to remove the requesting Party (or such member of such Party’s Group) as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been allocated pursuant to this Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.

(d) On or prior to the Distribution Date, Dover and Apergy in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Dover or Subsidiary of Apergy, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.11 Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party or any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.9) or other Liabilities (other than with regard to guarantees or letters of credit, which shall be governed by Section 2.12) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, release, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Other Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment described in Section 2.11(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, to the extent permitted by Law and the terms thereof, as agent or subcontractor for such Other Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each Other Party and the members of such Other Party’s Group and hold each of them harmless against any and all Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided that the Liable Party shall have no obligation to indemnify the Other Party or any member of such Other Party’s Group with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful misconduct or fraud in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities to the fullest extent permitted by applicable Law.

Section 2.12 Guarantees and Letters of Credit.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time, Dover shall (with the commercially reasonable cooperation of Apergy and the other members of the Apergy Group) use its commercially reasonable efforts, if so requested by Apergy, to have any member of the Apergy Group removed as guarantor of, or obligor for, any Dover Liability, including with respect to those guarantees and obligations listed or described on Schedule 2.12(a), to the extent that they relate to Dover Liabilities.

(b) Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time, Apergy shall (with the commercially reasonable cooperation of Dover and the other members of the Dover Group) use its commercially reasonable efforts, if so requested by Dover, to have any member of the Dover Group removed as guarantor of, or obligor for, any Apergy Liability, including with respect to those guarantees listed or described on Schedule 2.12(b), to the extent that they relate to the Apergy Liabilities (each of the releases referred to in subsections (a) and (b) of this Section 2.12, a “Guaranty Release”).

(c) In furtherance of the foregoing clauses (a) and (b), at or prior to the Effective Time:

(i) to the extent required to obtain a release from a guaranty of any member of the Dover Group, Apergy shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Apergy would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) to the extent required to obtain a release from a guaranty of any member of the Apergy Group, Dover shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Dover would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(d) If Dover or Apergy is unable to obtain, or to cause to be obtained, any removal of any guarantee or other obligation as set forth in clauses (a) and (b) of this Section 2.12, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter and (iii) each of Dover and Apergy shall not and shall cause the members of the respective Groups not to, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such other Party’s Group is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, that with respect to leases, in the event a Guaranty Release is not obtained and such first Party wishes to extend the term of such guaranteed lease then such first Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(e) Dover and Apergy shall cooperate and Apergy shall use commercially reasonable efforts to replace all letters of credit, performance bonds, surety bonds, bankers acceptances or similar arrangements issued by Dover or other members of the Dover Group on behalf of or in favor of any member of the Apergy Group or the Apergy Business (the “Dover LCs”) as promptly as practicable with letters of credit, performance bonds, surety bonds, bankers acceptances or similar arrangements from Apergy or a member of the Apergy Group as of the Effective Time. With respect to any Dover LCs that remain outstanding after the Effective Time (i) Apergy shall, and shall cause the members of the Apergy Group to, jointly and severally indemnify and hold harmless the Dover Indemnitees for any Indemnifiable Loss arising from or relating to such Dover LCs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Dover LCs in accordance with the terms thereof, (ii) Apergy shall pay to Dover a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding Dover LCs and (iii) without the prior written consent of Dover, Apergy shall not, and shall not permit any member of the Apergy Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Dover or any member of the Dover Group has issued any Dover LCs which remain outstanding. Neither Dover nor any member of the Dover Group will have any obligation to renew any letters of credit, performance bonds, surety bonds, bankers acceptances or similar arrangements issued on behalf of or in favor of any member of the Apergy Group or the Apergy Business after the expiration of any such letter of credit, performance bond, surety bond, bankers acceptance or similar arrangement.

Section 2.13 Disclaimer of Representations and Warranties.

(a) EACH OF DOVER (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE DOVER GROUP), AND APERGY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE APERGY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR

FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(b) Each of Dover (on behalf of itself and each member of the Dover Group) and Apergy (on behalf of itself and each member of the Apergy Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.13(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Dover or any member of the Dover Group, on the one hand, and Apergy or any member of the Apergy Group, on the other hand, are jointly or severally liable for any Dover Liability or any Apergy Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Dover hereby waives compliance by itself and each and every member of the Dover Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Dover Assets to Dover or any member of the Dover Group.

(d) Apergy hereby waives compliance by itself and each and every member of the Apergy Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Apergy Assets to Apergy or any member of the Apergy Group.

Section 2.14 Apergy Financing Arrangements. Prior to the Distribution Date, Apergy or another member of the Apergy Group shall enter into the Apergy Financing Arrangements, on such terms and conditions as agreed by Dover (including the amount that shall be borrowed pursuant to the Apergy Financing Arrangements and the interest rates for such borrowings). Dover and Apergy shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Apergy Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Apergy Financing Arrangements. The Parties agree that Apergy, and not Dover, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Dover Group or Apergy Group associated with the Apergy Financing Arrangements. It is the intent of the Parties that the Financing Cash Payment is made in connection with the Separation, including the transfer of the Apergy Assets to Apergy in the Reorganization whenever made.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 Reorganization. The Parties agree to take, or to cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Reorganization (such documentation necessary to effect the Reorganization, the “Reorganization Documents”) as set forth on Schedule 3.1 (the steps of the Reorganization being referred to herein as the “Reorganization Step Plan”), and as updated by Dover from time to time.

Section 3.2 Certificate of Incorporation; Bylaws. At or prior to the Effective Time, the Parties shall take, or cause the members of their respective Group to take, all necessary actions to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws filed by Apergy with the Commission as exhibits to the Form 10, to be effective as of the Effective Time.

Section 3.3 Directors and Officers. At or prior to the Effective Time, (i) Dover shall take all necessary action to cause the Board of Directors of Apergy to consist of the individuals who are identified in the Form 10 (including the Information Statement) at the Effective Time as being directors of Apergy and (ii) Dover shall take all necessary action to cause the officers of Apergy to include the individuals who are identified in the Form 10 (including the Information Statement) at the Effective Time as being officers of Apergy.

Section 3.4 Resignations.

(a) Subject to Section 3.4(b), at or prior to the Effective Time, (i) Dover shall cause all its employees and any employees of its Affiliates who will not become Apergy Employees immediately following the Effective Time to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Apergy Group in which they serve and (ii) Apergy shall cause all Apergy Employees to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Dover Group in which they serve.

(b) For the avoidance of doubt, no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Form 10 (including the Information Statement) as the Person who is to hold such position or office following the Distribution.

Section 3.5 Ancillary Agreements. At or prior to the Effective Time, Dover and Apergy shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Stock Dividend to Dover; Distribution. On or prior to the Distribution Date, in connection with the Separation, including the Transfer of the Apergy Assets to Apergy in the Reorganization whenever made, Apergy shall issue to Dover as a stock dividend such number of shares of Apergy Common Stock (or Dover and Apergy shall take or cause to be taken such other appropriate actions to ensure that Dover has the requisite number of shares of Apergy Common Stock) as may be requested by Dover after consultation with Apergy in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by Dover) all of the issued and outstanding shares of Apergy Common Stock. Subject to the conditions and other terms in this Article IV, Dover will cause the Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Apergy Common Stock to book entry accounts for each holder of Dover Common Stock or designated transferee or transferees of such holder of Dover Common Stock. For stockholders of Dover who own Dover Common Stock through a broker or other nominee, their shares of Apergy Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of Dover Common Stock (or such holder’s designated transferee or transferees) on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Apergy Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Dover stockholders who, after aggregating the number of shares of Apergy Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Apergy Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Apergy Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Apergy Common Stock allocable to each other holder of record or beneficial owner of Dover Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Apergy Common Stock, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Apergy shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of Dover, Apergy or the applicable Agent will guarantee any minimum sale price for the fractional shares of Apergy Common Stock. Neither Dover nor Apergy will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of Dover or Apergy.

Section 4.3 Actions in Connection with the Distribution.

(a) Apergy shall file or cause to be filed such amendments and supplements to the Form 10 as Dover may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 and Information Statement as may be required by the Commission or federal, state or foreign securities Laws. Dover shall, or at Dover’s election Apergy shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Dover Common Stock, at such time on or prior to the Distribution Date as Dover shall reasonably determine, the Information Statement included in the Form 10, as well as any other information concerning Apergy, Apergy’s business, operations and management, the Separation and such other matters as Dover shall reasonably determine are necessary and as may be required by Law (or, in lieu of such mailing, shall mail to such holders a Notice of Internet Availability of Information Statement Materials). Promptly after receiving a request from Dover, Apergy shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Dover determines is necessary or desirable to effectuate the Distribution, and Dover and Apergy shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) Apergy shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof as may be required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities.

(c) Promptly after receiving a request from Dover, Apergy shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the Apergy Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability to or otherwise create a Liability for Dover for any portion of the Form 10.

Section 4.4 Sole Discretion of Dover. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Dover shall, in its sole and absolute discretion, determine the Distribution Date, the Effective Time and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Dover may, in its sole discretion, in accordance with Section 10.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of Apergy, any other member of the Apergy Group, any Apergy Employee or any Third Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the Board of Directors of Dover.

Section 4.5 Conditions to Distribution. Subject to Section 4.4, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by Dover in its sole discretion). The conditions are for the sole benefit of Dover and shall not give rise to or create any duty on the part of Dover or the Board of Directors of Dover to waive or not waive any such condition. Any determination made by Dover prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto.

(a) The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto or proceedings seeking any such stop order pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of Information Statement Materials) shall have been mailed to Dover’s stockholders as of the Record Date;

(b) The Apergy Common Stock to be delivered to the Dover stockholders in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Dover shall have obtained either:

(i) (A) a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Dover (in its sole discretion) substantially to the effect, among other things, that the Distribution, together with the Contribution, will qualify as a tax-free reorganization for U.S. federal income tax purposes under Section 368(a)(1)(D) of the Code, and that the Distribution will qualify as a tax-free distribution to Dover’s shareholders under Section 355 of the Code, and such private letter ruling shall not have been revoked prior to the Distribution Date or modified in any material respect and (B) an opinion from McDermott Will & Emery LLP or other outside tax counsel of national standing, in form and substance satisfactory to Dover (in its sole discretion), substantially to the effect that the Distribution, together with the Contribution, will qualify as a tax-free reorganization for U.S. federal income tax purposes under Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a tax-free distribution to Dover’s shareholders under Section 355 of the Code; or

(ii) an opinion from McDermott Will & Emery LLP or other outside tax counsel of national standing, in form and substance satisfactory to Dover (in its sole discretion), substantially to the effect, among other things, that the Distribution, together with the Contribution, will qualify as a tax-free reorganization for U.S. federal income tax purposes under Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a tax-free distribution to Dover’s shareholders under Section 355 of the Code.

(d) All permits, registrations and consents required under the securities or blue sky Laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been obtained and be in full force and effect;

(e) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto, including the Transfer of Assets and assumption of Liabilities pursuant to Article II hereof, shall be in effect, pending, threatened or issued and no other event outside the control of Dover shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions;

(f) The Reorganization and the Separation shall have been effectuated, including execution of all related Reorganization Documents, in accordance with the Reorganization Step Plan, in each case, as provided for in Section 3.1, except for such steps (if any) as Dover in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(g) The Board of Directors of Dover shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h) Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(i) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

(j) The Board of Directors of Dover shall have received an opinion from an independent appraisal firm confirming the solvency of each of Dover and Apergy after the Distribution and, as to the compliance by Dover in declaring the Distribution, with surplus requirements under Delaware Law, that is in form and substance acceptable to Dover in its sole discretion;

(k) Dover shall have received satisfactory assurances (as determined by Dover in its sole discretion) that on or prior to the Distribution Date, the Apergy Financing Arrangements shall have been executed and delivered and the proceeds thereof shall have been received by Apergy and Dover shall have received the Financing Cash Payment and Dover shall be satisfied in its sole discretion that, as of the Effective Time, no member of the Dover Group shall have any Liability under the Apergy Financing Arrangements; and

(l) No events or developments shall have occurred or exist that, in the judgment of the Board of Directors of Dover, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of Dover or its stockholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 No Solicit. None of Dover or Apergy or any member of their respective Groups will from the Effective Time through and including the two year anniversary of the Effective Time, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Party (or its Affiliates), hire or otherwise employ any employee of the other Party; provided, however, that nothing in this Section 5.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2 Legal Names and Other Parties’ Trademark.

(a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within six months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, in the case of Apergy, “Dover”, “Dover Corporation” or the Dover logo or any other name or Trademark containing the words “Dover” or the logos or names set forth on Schedule 5.2(a)(i), and in the case of Dover, “Apergy”, “Apergy Corporation” or the Apergy logo or any other name or Trademark containing the words “Apergy” or the logos or names set forth on Schedule 5.2(a)(ii)) and (B) any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”) and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) in the case of any member of the Apergy Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with Dover or in the case of any member of the Dover Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with Apergy, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Other Party Mark, (3) in the case of any member of the Apergy Group, using, solely in connection with the operation of the Apergy Business and in the ordinary course in accordance with the prior practices of the Apergy Business, any existing inventory and packaging included in the Apergy Assets containing the Trademarks of Dover or Dover’s Affiliates for a period of 18 months following the Distribution Date and (4) making references in internal historical and tax records. In furtherance of the foregoing, as soon as practicable, but in no event later than six months following the Distribution Date (or 18 months following the Distribution Date pursuant to clause

(3) of the previous sentence, as applicable), each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ Assets and other materials owned by or in the possession of such Party or any member or such Party’s Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Apergy shall promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Dover on the “www.apergy.com” website informing its customers that as of the Effective Time and thereafter Apergy, and not Dover, is responsible for the operation of the Apergy Business, including such website and any applicable services. Any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 5.2 is subject to their compliance in all material respects with all quality control standards and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time. No Party or any member of its Group shall use the Other Party Marks in a manner that may reflect negatively on such name and marks or on the other Party or any member of such Party’s Group. Each Party shall indemnify, defend and hold harmless the other Party and the members of the other Party’s Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of such first Party’s Group of the Other Party Marks pursuant to this Section 5.2(a).

(b) Notwithstanding the foregoing requirements of Section 5.2(a), if any Party or any member of such Party’s Group has used commercially reasonable efforts to comply with Section 5.2(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use commercially reasonable efforts to effectuate such name change and does effectuate such name change within 12 months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its Assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “Apergy” or “Dover” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 5.2(a), Apergy shall not be required to change any name including the words “Dover” in any Third Party Contract, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Apergy on a prospective basis from and after the Distribution Date shall change the name in any new or amended Third Party Contract or property record and (ii) Apergy shall not advertise or make public any continued use of the “Dover” name permitted by this Section 5.2(c).

Section 5.3 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees that during the period ending on June 30, 2020 with respect to paragraph (1) below and June 30, 2019 with respect to paragraph (2) (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld or delayed, during any period of time after June 30, 2019 reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2018, 2017 and 2016, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:

(1) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, (a) its auditor’s audit report of its internal control over financial reporting and (b) management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete their respective auditor’s report on Internal Control Audit and Management Assessments, to the extent applicable to such Party.

(2) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s expected auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct their respective Internal Control Audit and Management Assessments.

(b) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2013 and December 31, 2018, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the Other Parties’ Auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d) Third Party Agreements. Nothing in this Section 5.3 shall require any Party to violate any Contract or arrangement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information. The Parties also acknowledge that the Other Parties’ Auditors are subject to contractual, legal, professional and regulatory requirements which such auditors are responsible for complying with.

Section 5.4 No Restrictions on Corporate Opportunities.

(a) In the event that Dover or any other member of the Dover Group, or any director or officer of Dover or any other member of the Dover Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Dover or any other member of the Dover Group and Apergy or any other member of the Apergy Group, neither Dover nor any other member of the Dover Group, nor any director or officer of Dover or any other member of the Dover Group, shall have any duty to communicate or present such corporate opportunity to Apergy or any other member of the Apergy Group and shall not be liable to Apergy or any other member of the Apergy Group or to Apergy’s stockholders for breach of any fiduciary duty as a stockholder of Apergy or an officer or director thereof by reason of the fact that Dover or any other member of the Dover Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to Apergy or any other member of the Apergy Group.

(b) In the event that Apergy or any other member of the Apergy Group, or any director or officer of Apergy or any other member of the Apergy Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Dover or any other member of the Dover Group and Apergy or any other member of the Apergy Group, neither Apergy nor any other member of the Apergy Group, nor any director or officer of Apergy or any other member of the Apergy Group, shall have any duty to communicate or present such corporate opportunity to Dover or any other member of the Dover Group and shall not be liable to Dover or any other member of the Dover Group or to Dover’s stockholders for breach of any fiduciary duty as a stockholder of Dover or an officer or director thereof by reason of the fact that Apergy or any other member of the Apergy Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to Dover or any other member of the Dover Group.

(c) For the avoidance of doubt, to the extent that any person who is a director or officer of Dover or any other member of the Dover Group is also a director or officer of Apergy or any other member of the Apergy Group, such person shall have no duty to communicate or present any corporate opportunity of which he or she acquires knowledge to Apergy or any other member of the Apergy Group and shall not be liable to Apergy or any other member of the Apergy Group or to Apergy’s stockholders for breach of any fiduciary duty as an officer or director of Apergy by reason of the fact that Dover or any other member of the Dover Group pursues or acquires such corporate opportunity, directs such corporate opportunity to another Person or does not present such corporate opportunity to Apergy or any other member of the Apergy Group.

(d) For the purposes of this Section 5.4, “corporate opportunities” of Apergy or any other member of the Apergy Group shall include business opportunities that are, by their nature, in a line of business of Apergy or any other member of the Apergy Group, including the Apergy Business, are of practical advantage to them and are ones in which Apergy or any other member of the Apergy Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Dover or any other member of the Dover Group or any of their officers or directors will be brought into conflict with that of Apergy or any other member of the Apergy Group, and “corporate opportunities” of Dover or any other member of the Dover Group shall include business opportunities that are, by their nature, in a line of business of Dover or any other member of the Dover Group, including the Dover Business, are of practical advantage to them and are ones in which Dover or any other member of the Dover Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Apergy or any other member of the Apergy Group or any of their officers or directors will be brought into conflict with that of Dover or any other member of the Dover Group.

Section 5.5 Patent Covenant Not to Sue. Effective as of the Closing Date, Apergy, on behalf of itself and the other members of the Apergy Group, (the “Covenant Parties”), hereby covenants to Dover and the other members of the Dover Group, that none of the Covenant Parties shall bring any Action against any of Dover or the other members of the Dover Group anywhere in the world relating to or arising from an alleged infringement, misappropriation, violation or similar claim with respect to the patent listed on Schedule 1.1(11)(vii) arising from Dover’s or the other members of the Dover Group’s use of such patent in the current and future operation of the Dover Business (the “Permitted Business”). Each of Dover and the other members of the Dover Group may extend the benefits of the above covenant solely to: (i) any current or future affiliate created as part of an internal reorganization, (ii) third-party suppliers, manufacturers, contractors or consultants, solely to the extent such third parties perform services on behalf of or provide products to Dover or the other members or the Dover Group in connection with the Permitted Business, (iii) distributors or partners, solely to the extent such persons use or resell, license or distribute products or services received from Dover or the other members of the Dover Group as part of the Permitted Business, or (iv) customers, solely for end-use purposes with respect to products or services received from Dover or the other members of the Dover Group as part of the Permitted Business.

ARTICLE VI

RELEASES AND INDEMNIFICATION

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise provided in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VI, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their respective Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Party’s Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with all activities to implement the Distribution, the Separation and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements; provided, however, that nothing in this Section 6.1(a) shall relieve any Person released in this Section 6.1(a) who, after the Effective Time, is a director, officer or employee of any member of the Apergy Group and is no longer a director, officer or employee of any member of the Dover Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Apergy Group after the Effective Time.

(b) Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and Distribution and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any Person from:

(i) any Liability assumed or Transferred by, or allocated to, a Party or a member of such Party’s Group pursuant to or as contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Dover, any Dover Liability and (B) with respect to Apergy, any Apergy Liability;

(ii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of Actions brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability with respect to any Continuing Arrangements or any Intercompany Accounts that survive the Effective Time pursuant to Section 2.4(b); and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.

In addition, nothing contained in Section 6.1(a) shall release any member of the Dover Group from honoring its existing obligations to indemnify any director, officer or employee of Apergy who was a director, officer or employee of Dover or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Action is an Apergy Liability, Apergy shall indemnify Dover for such Liability (including Dover’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any and all Liabilities released pursuant to Section 6.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among one Party and/or a member of such Party’s Group, on the one hand, and the other Party and/or a member of such other Party’s Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Sections 6.1(a) and 6.1(b).

(e) If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

(f) At any time, at the request of any Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.

Section 6.2 Indemnification by Dover. Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement or as set forth in Schedule 6.2, following the Effective Time, Dover and each member of the Dover Group shall indemnify, defend and hold harmless the Apergy Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Dover Liabilities, including the failure of any member of the Dover Group or any other Person to pay, perform or otherwise discharge any Dover Liability in accordance with its respective terms, whether prior to, on or after the Effective Time or (ii) any breach by any member of the Dover Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3 Indemnification by Apergy. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Apergy and each member of the Apergy Group shall indemnify, defend and hold harmless the Dover Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Apergy Liabilities, including the failure of any member of the Apergy Group or any other Person to pay, perform or otherwise discharge any Apergy Liability or Apergy Contract in accordance with its respective terms, whether prior to, on or after the Effective Time or (ii) any breach by Apergy or any member of the Apergy Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.4 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a

Third Party Claim which shall be governed by Section 6.4(b)), within ten Business Days of such determination, stating the expected amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice within the ten Business Day period described above shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). The Indemnifying Party will have a period of 30 days after receipt of a notice under this Section 6.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b) If a claim or demand (including the commencement of an Action) is made against a Dover Indemnitee or an Apergy Indemnitee (each, an “Indemnitee”) by any Third Party as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement (a “Third Party Claim”), such Indemnitee shall notify the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), of the Third Party Claim promptly (and in any event within ten Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of a Liability being managed by a Party in accordance with any Ancillary Agreement and except as set forth in Schedule 6.4(c) or Section 6.4(k), an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of, and seek to settle or compromise any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within 30 days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that involves such conflict of interest or seeks equitable relief with respect to the Indemnitee(s).

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment with respect to, or enter into any settlement or compromise of, the Third Party Claim without the consent of the Indemnitee, which consent may not be unreasonably withheld, unless such settlement, compromise or judgment is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the Indemnitee and provides for a full, unconditional and irrevocable release of the Indemnitee from all Liability in connection with the Third Party Claim. Subject to the foregoing sentence, in the event the Indemnifying Party enters into a settlement or compromise in accordance with the foregoing sentence with respect to a Third Party Claim, the defense of which was assumed pursuant to Section 6.4(c), then any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(g) Except as otherwise provided in Section 10.20 or any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement

(including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any Apergy Liability or Dover Liability) or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.

(h) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 6.4, the terms of the Ancillary Agreement will govern.

(i) Any Indemnitee that has made a claim for indemnification pursuant to this Section 6.4 shall use commercially reasonable efforts to mitigate any Indemnifiable Losses in respect thereof.

(j) The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claim brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Dover Liabilities and partly Apergy Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party Claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

(k) Notwithstanding anything to the contrary set forth in this Section 6.4, Dover may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of the matters set forth on Schedule 6.4(k) and all Actions pending at the Effective Time which relate to or arise out of the Apergy Business, the Apergy Assets or the Apergy Liabilities if such Action also relates to the Dover Assets and Dover Liabilities and a member of the Dover Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Apergy Business, the Apergy Assets or the Apergy Liabilities); provided that (i) Dover will consult with Apergy on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Dover fails to take reasonable steps necessary to defend diligently such Action, Apergy may assume such defense, and Dover will be liable for its proportionate share of reasonable costs or expenses paid or incurred in connection with such defense, (iii) Apergy has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Dover shall not settle, compromise or consent to the entry of judgment with respect to such Action without the consent of Apergy unless such settlement, compromise, or judgment (A) provides relief consisting solely of money damages borne by Dover, (B) does not involve any finding or determination of wrongdoing or violation of Law by Apergy and (C) provides for a full, unconditional and irrevocable release of Apergy from all Liability in connection with such Action. After any compromise, settlement, or consent to entry of judgment, Dover and Apergy will agree upon a reasonable allocation to Apergy and Apergy will be responsible for or receive, as the case may be, Apergy’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Apergy Business, the Apergy Assets or the Apergy Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII.

Section 6.5 Indemnification Payments. Indemnification required by this Article VI shall be made from time to time by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 6.6 Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder. The indemnity agreements contained in this Article VI shall survive the Distribution.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any and all Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

(c) Indemnification under this Article VI shall be treated for Tax purposes consistent with the private letter ruling, and if not addressed therein, to the extent allowed under existing Tax Law, in one of the following ways: (i) if made by Dover to Apergy, such payment shall be treated as an additional part of the transfer by Dover to Apergy in the Separation and if made from Apergy to Dover, such payment shall be treated as a reduction in the amount of the transfer by Dover to Apergy in the Separation.

Section 6.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Indemnifiable Loss subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement: (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses actually incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party; and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses actually incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses actually incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice in accordance with Section 6.4(a) or (b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(c), contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Apergy and each other member of the Apergy Group, on the one hand, and Dover and each other member of the Dover Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Apergy Business or a member of the Apergy Group, on the one hand, or the Dover Business or a member of the Dover Group, on the other hand. The information on Schedule 1.1(50)(iv)(A) shall be deemed supplied by the Dover Business. All other information in the Distribution Disclosure Documents shall be deemed supplied by the Apergy Business or the members of the Apergy Group. With respect to Pre-Separation Disclosure, any disclosure relating to the Dover Business shall be deemed supplied by the Dover Business or the members of the Dover Group and any disclosure relating to the Apergy Business shall be deemed supplied by the Apergy Business or the members of the Apergy Group.

Section 6.8 Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates two or more Parties (or any member of such Parties’ respective Groups) in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel (at its sole expense) to assist in the defense of such claims.

Section 6.9 Limitation of Liability. IN NO EVENT SHALL ANY PARTY OR ANY OTHER MEMBER OF ANY GROUP BE LIABLE TO ANY OTHER PARTY OR ANY MEMBER OF ANOTHER GROUP FOR EXEMPLARY, PUNITIVE, MULTIPLE, CONSEQUENTIAL, SPECIAL, INDIRECT OR SIMILAR DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 6.10 Covenant not to Sue. Each Party hereby covenants and agrees that neither it nor the members of such Party’s Group nor any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Apergy Liabilities by Apergy or a member of the Apergy Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Dover Liabilities by Dover or any member of the Dover Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article VI are void or unenforceable for any reason.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1 Preservation of Corporate Records. The Parties agree that upon written request from the other that certain Information relating to the Apergy Business, the Dover Business or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use commercially reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 7.2 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), for matters related to the provision of Tax information (in which event the provisions of the Tax Matters Agreement shall govern) or as provided in Section 6.1 of the Employee Matters Agreement and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information and subject further to any restrictions or limitations contained in Section 5.3 or elsewhere in this Article VII:

(a) After the Effective Time, upon the prior written reasonable request by, and at the expense of, Apergy for specific and identified Information which (x) primarily relates to any member of the Apergy Group or the conduct of the Apergy Business (including Apergy Assets and Apergy Liabilities), as the case may be, up to the Effective Time or (y) is necessary for Apergy to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Dover and/or Apergy are parties, Dover shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Apergy has a reasonable need for such originals) in the possession or control of Dover or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of a member of the Apergy Group; provided that, to the extent any originals are delivered to any member of the Apergy Group pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Apergy shall or cause the applicable member of its Group to, at its own expense, return them to Dover within a reasonable time after the need to retain such originals has ceased.

(b) After the Effective Time, upon the prior written reasonable request by, and at the expense of, Dover for specific and identified Information which (x) primarily relates to any member of the Dover Group or the conduct of the Dover Business (including Dover Assets and Dover Liabilities), as the case may be, up to the Effective Time or (y) is necessary for Dover to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Dover and/or Apergy are parties, Apergy shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Dover has a reasonable need for such originals) in the possession or control of Apergy or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of a member of the Dover Group; provided that, to the extent any originals are delivered to any member of the Dover Group pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Dover shall or cause the applicable member of its Group to, at its own expense, return them to Apergy within a reasonable time after the need to retain such originals has ceased.

(c) In connection with the provision of information under this Section 7.2, the providing Party shall be entitled to redact any portion of the information to the extent related to any matter other than the receiving Party’s business.

Section 7.3 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), for matters related to the provision of Tax information (in which event the provisions of the Tax Matters Agreement shall govern) or as provided in Section 6.1 of the Employee Matters Agreement and without limiting the applicable provisions of Article VI, and subject to any restrictions or limitations contained in Section 5.3 or elsewhere in this Article VII, from and after the Effective Time, each of Dover and Apergy shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information and to the requirements of any applicable Law, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and (x) primarily relates to such other Party or the conduct of its business prior to the Effective Time or (y) is necessary for such party to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement; provided, however, that in the event that a Party determines that any such access or the provision of any such Information (including Information requested under Section 5.3 or Section 7.2) would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any attorney-client privilege, rights under the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with such information request in a manner that avoids any such harm, violation or consequence. Each of Dover and Apergy shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other Information provided pursuant to Section 5.3 or this Article VII of their obligation to hold such Information confidential in accordance with the provisions of this Agreement and to use such Information only as required to perform services to any member of the Dover Group or the Apergy Group, as applicable.

Section 7.4 Witness Services. At all times from and after the Effective Time, each of Dover and Apergy shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 7.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.5 Confidentiality.

(a) Notwithstanding any termination of this Agreement, from and after the Effective Time until the date that is five years after the date of termination of the Agreement, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys, or other representatives to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which consent may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information concerning the other Party (and the members of its respective Group and Business); provided that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns; provided further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify (to the extent permitted by applicable Law) the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party that faces the disclosure requirement shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Dover’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Apergy Business (in the case of the Apergy Group) or the Dover Business (in the case of the Dover Group); provided that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.5(a).

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties (i) that was received under confidentiality or non-disclosure agreements with such Third Parties prior to the Effective Time or (ii) that, as between the two Parties, was originally collected by the other Party (or another member of its Group) and that may be subject to and protected by privacy, data protection or other applicable Laws. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties to which they or any other member of their respective Groups has access, in accordance with privacy, data protection and other applicable Laws and the terms of any Contracts entered into prior to the Effective Time between one or more members of such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(d) Upon the written request of a Party, the other Party shall take commercially reasonable actions to promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom); provided that such first Party may retain one copy of such Information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such Information located in back-up, archival electronic storage. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 7.6 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Dover Group and the Apergy Group, and that each of the members of the Dover Group and the Apergy Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law. The Parties shall have a shared privilege with respect to all Privileged Information which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel; provided, however, that any such privileged communications or attorney-work product, whether arising prior to, or after the Effective Time, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such Party. Notwithstanding the foregoing, the Parties acknowledge and agree that Simpson Thacher & Bartlett LLP and in-house counsel of Dover represent only Dover and not Apergy in connection with the proposed transactions contemplated by this Agreement or any Ancillary Agreement and that (x) any advice given by or communications with Simpson Thacher & Bartlett LLP shall not be subject to any joint privilege and shall be owned solely by Dover; and (y) any advice given by or communications with in-house counsel of Dover (in each case to the extent it relates to any proposed transactions contemplated by this Agreement or any Ancillary Agreement) shall not be subject to any joint privilege and shall be owned solely by Dover.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Dover and Apergy. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Dover or Apergy or their successors or assigns, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Dover shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the Dover Business, whether or not the Privileged Information is in the possession of or under the control of Dover or Apergy. Dover shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Dover Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Dover, whether or not the Privileged Information is in the possession of or under the control of Dover or Apergy or their successors or assigns; and

(ii) Apergy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the Apergy Business, whether or not the Privileged Information is in the possession of or under the control of Dover or Apergy or their successors or assigns. Apergy shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Apergy Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Apergy, whether or not the Privileged Information is in the possession of or under the control of Dover or Apergy or their successors or assigns.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.6, with respect to all privileges not allocated pursuant to the terms of Section 7.6(b). All privileges relating to any Actions, or other matters which involve both Dover and Apergy in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may (or cause or permit any member of its Group to) waive, or allege or purport to waive, any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e), (f) or (g) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.

(e) In the event of any litigation, arbitration or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation, arbitration or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party (or members of its Group) with respect to which the Parties have a shared privilege, each Party agrees that it shall negotiate and shall endeavor to minimize any prejudice to the rights of the other Party’s Group and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect the legitimate interests of its Group.

(g) If, within 15 days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a privilege should be waived, and the requesting Party determines that a privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party 15 days written notice prior to effecting such waiver. Each Party specifically agrees that failure within 15 days of receipt of such notice to commence proceedings in accordance with Section 8.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and the Parties agree that any such privilege shall not be waived by either Party until the final determination of any proceedings regarding such dispute in accordance with Section 8.2.

(h) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena or discovery or other requests which arguably call for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 7.6 or otherwise to prevent the production or disclosure of such Privileged Information.

(i) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Dover and Apergy as set forth in Section 7.5 and this Section 7.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 5.3, Section 7.2 and Section 7.3, the agreement to provide witnesses and individuals pursuant to Section 7.4, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.6, Section 6.4 and Section 6.8 and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.7 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII or Section 5.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information, whether by implication, estoppel or otherwise.

Section 7.8 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.

Section 7.9 Compensation for Providing Information. A Party requesting Information pursuant to this Article VII agrees to reimburse the providing Party for the reasonable expenses, if any, of gathering, copying and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information).

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation.

(a) In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII) or otherwise arising out of, or in any way related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based in Contract, tort, Law or constitution (but excluding any controversy, dispute or claim arising out of any Contract with a Third Party if such Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsel or chief legal officer (as appropriate) of the relevant Parties (or such other officer designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided that (i) such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed 60 days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”) and (ii) the relevant employees from both Parties with knowledge and interest in the Agreement Dispute, which shall include tax professionals in the event of an Agreement Dispute involving the Tax Matters Agreement, shall first have tried to resolve the differences between the Parties. Within 30 days of receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments supporting that position, the name and title of the executive who will represent the party and any other person(s) who will attend settlement meetings.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 8.1 (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice and (ii) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall be tolled by the service of a Dispute

Notice. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or other proceeding, but shall be considered as to have been disclosed for settlement purposes.

Section 8.2 Arbitration. If the Agreement Dispute has not been resolved for any reason after 60 days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be exclusively and finally determined, at the request of any relevant Party, by arbitration conducted where the Parties agree it would be most convenient, and in the absence of agreement in New York City, before and in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect, except as modified herein (the “Rules”).

Section 8.3 Selection of Arbitrators. Unless the Parties mutually agree to the appointment of a sole arbitrator, there shall be three arbitrators appointed pursuant to this Section 8.3. Each Party shall appoint an arbitrator within 20 days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have 20 days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the listing and ranking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, the AAA shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrators, whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators. In the case of any Agreement Dispute related to the Tax Matters Agreement, if mutually agreed to by the Parties, each arbitrator shall be required to be a tax counsel or other tax advisor at a nationally recognized law or accounting firm (with no required affiliation with the AAA).

Section 8.4 Arbitration Procedures. Any hearing to be conducted shall be held no later than 180 days following appointment of the arbitrators or a soon thereafter as practicable.

Section 8.5 Discovery. The arbitrators, consistent with the expedited nature of arbitration, shall permit limited discovery only of documents directly related to the issues in dispute. There shall be no more than three depositions per party of no more than eight hours each. Notwithstanding the foregoing, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within 90 days following the appointment of the arbitrators or as soon thereafter as practicable. Adherence to formal rules of evidence shall not be required and the arbitrators shall consider any evidence and testimony that the arbitrators determine to be relevant, in accordance with the Rules and procedures that the arbitrators determine to be appropriate. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.

Section 8.6 Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement or as may be required by law or any regulatory authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. The arbitral award shall be confidential; provided that such award may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 8.7 Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes, including to compel a party to arbitrate any Agreement Dispute, to prevent irreparable harm prior to the appointment of the arbitral tribunal or to require witnesses to obey subpoenas issued by the arbitrators. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

Section 8.8 Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

Section 8.9 Awards. The arbitrators shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within 30 days following the close of the hearing on the merits, or a soon thereafter as practicable. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple, consequential, special, indirect damages or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitrators are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed 30 days.

Section 8.10 Costs. If any Party attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in any Ancillary Agreement, the costs of arbitration pursuant to this Article VIII shall be borne by the non- prevailing Party as determined by the arbitrator.

Section 8.11 Adherence to Time Limits. In accepting appointment, each of the arbitrators shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this Article VIII or in the Rules may be modified upon written agreement of the Parties and the arbitrators or by order of the arbitrators for good cause shown. Any failure of the arbitrators to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

ARTICLE IX

INSURANCE

Section 9.1 General Liability Policies to be Maintained by Apergy. Apergy agrees and covenants (on its own behalf and on behalf of each other member of the Apergy Group) that it will procure and maintain at its sole cost and expense, for a period of no less than five years from the Effective Time, annual occurrence-based primary and excess general liability insurance policies issued by insurers with an A.M. Best Company credit rating of “a” or better and naming Dover as an additional insured (together, the “Apergy General Liability Policies”). Such primary policies shall provide no less than $2,000,000 in per occurrence and $4,000,000 in aggregate annual limits and shall be subject to an aggregate retention of no more than $4,000,000. Such excess policies shall attach immediately above such primary policies and shall provide no less than $100,000,000 in annual limits. The Apergy General Liability Policies shall otherwise provide coverage with terms and conditions at least as favorable as Dover’s primary and excess general liability policies in place as of the Effective Time, subject to availability on commercially reasonable terms.

Section 9.2 Policies and Allocation of Related Rights and Obligations. Apergy acknowledges and agrees (on its own behalf and on behalf of each other member of the Apergy Group) that (i) neither Apergy nor any other member of the Apergy Group has any rights to or under any Third Party Shared Policy, except as expressly provided in this Article IX and (ii) nothing in this Article IX shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third Party Shared Policy.

Section 9.3 Third Party Shared Policies.

(a) With respect to Third Party Shared Policies for claims that arise out of insured events with an occurrence date prior to the Effective Time, to the extent reasonably possible, Dover will, or will cause the applicable insurance companies or members of the Dover Group that are insured thereunder to (i) continue to provide Apergy and any other member of the Apergy Group with access to and coverage under the applicable Third Party Shared Policies, and (ii) reasonably cooperate with Apergy and take commercially reasonable actions as may be necessary or advisable to assist Apergy in submitting such claims under the applicable Third Party Shared Policies; provided that Apergy shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to such claims and neither Dover nor the insurance company or member of the Dover Group shall be required to maintain such Third Party Shared Policies beyond their current terms. For the avoidance of doubt, if an occurrence date is after the Effective Time, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Apergy under such Third Party Shared Policies. For the avoidance of doubt, any deductible amounts owed with respect to insurable claims under Dover’s Third Party Policies that arise out of insured events that occurred prior to the Effective Time (regardless of whether such claims arise prior to, as of or following the Effective Time) shall constitute Dover Liabilities up to an aggregate amount for all such claims as set forth on Schedule 1.1(50)(i)(a).

(b) With respect to all Third Party Shared Policies, Apergy agrees and covenants (on behalf of itself and each other member of the Apergy Group, and each other Affiliate of Apergy) not to make any claim or assert any rights against Dover and any other member of the Dover Group, or the unaffiliated Third Party insurers of such Third Party Shared Policies, except as expressly provided under this Section 9.3.

Section 9.4 Administration of Third Party Shared Policies; Other Matters.

(a) Administration. With respect to all Third Party Shared Policies, from and after the Effective Time, Dover or a member of the Dover Group shall be responsible for the Insurance Administration and Claims Administration of such Third Party Shared Policies; provided that the retention of such administrative responsibilities by Dover or a member of the Dover Group is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Shared Policies as contemplated by the terms of this Agreement; provided further, that the retention of such administrative responsibilities by Dover or a member of the Dover Group shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim within any period permitted or required by the relevant Third Party Shared Policy. At its discretion, and in accordance with the terms of the Third Party Shared Policies, Dover may discharge its administrative responsibilities with respect to such Third Party Shared Policies by contracting for the provision of administrative services to any unaffiliated Person, including, after the Effective Time, Apergy or any of its Affiliates. Dover will use its commercially reasonable efforts to notify the appropriate member of the Apergy Group of such discharge. Apergy shall reimburse Dover for any costs incurred by Dover related to Insurance Administration and Claims Administration to the extent such costs (which include defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Dover providing the administrative services) are (i) not covered under the Third Party Shared Policies and (ii) related to Apergy Liabilities. Dover or any member of the Dover Group shall not settle any Insured Claim of Apergy or any member of Apergy Group under the Third Party Shared Policies without first consulting reasonably in good faith with Apergy or such member of Apergy Group.

(b) Exceeding Policy Limits. Where Apergy Liabilities are specifically covered under a Third Party Shared Policy for periods prior to the Effective Time, or where such Third Party Shared Policy covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time, Apergy may claim coverage for Insured Claims under such Third Party Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 9.4(d)), subject to the terms of this Section 9.4.

(c) Claims Not Reimbursed. Except as set forth in this Section 9.4, Dover and Apergy shall not be liable to one another (nor shall any member of the Dover Group be liable to any member of the Apergy Group) for claims, or portions of claims, not reimbursed by insurers under any Third Party Shared Policy for any reason not within the control of Dover or Apergy, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third Party Shared Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by Dover or Apergy (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of Dover and Apergy to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 9.4(d). It is expressly understood that the foregoing provisions in this Section 9.4(c) shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.

(d) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Third Party Shared Policies shall be paid to or on behalf of Dover under the relevant Third Party Shared Policy, and Dover shall thereafter administer the Third Party Shared Policies, as appropriate, by retaining the Insurance Proceeds with respect to Dover Liabilities, and by paying the Insurance Proceeds to Apergy with respect to Apergy Liabilities. In the event that the aggregate limits on any Third Party Shared Policies are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Third Party Shared Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Third Party Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Third Party Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim, provided that any allocation of Insurance Proceeds shall be made net of any recovery, whenever obtained, from such other responsible parties.

(e) Allocation of Deductibles. In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Shared Policy arising from the same occurrence and for which a deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third Party Shared Policy pursuant to Section 9.4(d), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

Section 9.5 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence or related occurrences, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article IX shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 9.6 Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Article IX.

Section 9.7 Miscellaneous. Nothing in this Agreement shall be deemed to restrict Apergy or Dover, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Effective Time, Apergy and Dover shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and retentions for such insurance programs. Notwithstanding Section 9.1, Apergy acknowledges and agrees (on its own behalf and on behalf of each other member of the Apergy Group) that Dover has provided to Apergy prior to the Effective Time all information necessary for Apergy or the appropriate member of the Apergy Group to obtain such insurance policies and insurance programs as Apergy or the appropriate member of the Apergy Group, in its sole judgment and discretion, deems necessary to cover any and all risk of loss related to the Apergy Business.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control; provided, however, that in relation to (i) any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement, (ii) any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement and (iii) the provision of support and other services after the Effective Time by the Apergy Group to the Dover Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Dover, Apergy or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.

Section 10.2 Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, except with respect to the matters disclosed on Schedule 1.1(22)(i) hereof, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Transfer Documents and the Reorganization Documents).

Section 10.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement (including Section 2.7, subsections (b) and (c) of this Section 10.5 and Schedule 10.5(a)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Information Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be borne and paid by the Person incurring such cost or Liability.

(b) Except as otherwise expressly provided in this Agreement (including Section 2.7 and subsection (c) of this Section 10.5 and Schedule 10.5(b)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided, however, that any costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Separation shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.10, except as otherwise expressly provided in this Agreement (including Section 2.7 and subsection (b) of this Section 10.5), the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obligated to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fees, costs or expenses shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 5.3, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

If to Dover:

Dover Corporation.

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: Ivonne M. Cabrera

Facsimile: (630) 743-2670

Email: [email address]

If to Apergy:

Apergy Corporation

2445 Technology Forest Blvd., Building 4, Floor 12

The Woodlands, Texas 77381

Attn: Julia Wright

Email: [email address]

Section 10.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.8 Amendments. Subject to the terms of Section 10.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.9 Assignment. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successors or permitted transferees and assigns had been an original party to the Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided that (i) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement and (ii) a Party may assign this Agreement in whole in connection with a bone fide third party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (ii) the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 10.10 Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including Article VI (Indemnification) hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Dover without the approval of Apergy or the stockholders of Dover or any other party. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.11 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 10.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) intended to, or such that the resulting effect is to, materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.13 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. This Agreement is being entered into by Dover and Apergy on behalf of themselves and the members of their respective Groups (the Dover Group and the Apergy Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.14 Third Party Beneficiaries. Except as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and their respective Affiliates after the Effective Time and their permitted successors and assigns, and is not intended to confer upon any Person except the Parties and their respective Affiliates after the Effective Time, and their permitted successors and assigns, any rights or remedies hereunder; and there are no other third-party beneficiaries of this Agreement and this Agreement should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.15 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.17 Public Announcements. From and after the Effective Time, Dover and Apergy shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary

Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosures contained in any Distribution Disclosure Document or Pre-Separation Disclosure or (c) as otherwise set forth on Schedule 10.17.

Section 10.18 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 10.19 Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any Action to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any Action in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

Section 10.20 Specific Performance. The Parties agree that irreparable damage may occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 10.21 Waiver of Jury Trial. SUBJECT TO ARTICLE VIII AND SECTIONS 10.19 AND 10.20 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING PERMITTED HEREUNDER. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.21.

Section 10.22 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.23 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.24 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Agreement as of the date first written above.

DOVER CORPORATION

By:	/s/ Ivonne M. Cabrera
Name: Ivonne M. Cabrera
Title: Senior Vice President, General
Counsel & Secretary

[Signature Page to Separation and Distribution Agreement]

APERGY CORPORATION

By:	/s/ Julia Wright
Name: Julia Wright
Title: Senior Vice President, General
Counsel and Secretary

[Signature Page to Separation and Distribution Agreement]